    As filed with the Securities and Exchange Commission on October 12, 1995
                                                      Registration No. 33-75674
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                         ------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                           Professional Bancorp, Inc.
             (Exact name of registrant as specified in its charter)

               Pennsylvania                            95-37001137
    (State or other jurisdiction of                 (I.R.S. Employer
    incorporation or organization)                 Identification No.)

                                  606 Broadway
                         Santa Monica, California  90401
                                 (310) 458-1521
     (Address including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                  1983 Amended and Restated Stock Option Plan,
                   1990 Amended and Restated Stock Option Plan
                           and 1992 Stock Option Plan
                            (Full title of the Plan)

                                 DANIEL S. RADER
                             Chief Financial Officer
                           Professional Bancorp, Inc.
                                  606 Broadway
                         Santa Monica, California  90401
                                 (310) 458-1521
  (Name, address, including zip code, and telephone number, including area code of agent for service)

                         ------------------------------

                                   Copies to:
                             JEFFREY M. BUCHER, ESQ.
                                 Bryan Cave LLP
                              700 13th Street, N.W.
                             Washington, D.C.  20005

        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.

                                            CALCULATION OF REGISTRATION FEE
=============================================================================================================

Title of Securities        Amount to          Proposed Maximum          Proposed Maximum         Amount of
 to be Registered        be Registered   Offering Price per Share  Aggregate Offering Price  Registration Fee
-----------------------  --------------  ------------------------  ------------------------  ----------------

Common Stock
($.008 Value per share)  668,096 Shares          $14.00<F1>                $9,353,344            $3,225.30
=============================================================================================================

<F1>     Estimated solely for the purpose of determining the amount of the registration fee on the basis of the average of the high and the low prices of the Common Stock, $.008 value per share, of
         Professional Bancorp, Inc. on October 11, 1995, as reported on the American Stock Exchange, in accordance with Securities Act Rule 457(c).

PROSPECTUS
                           PROFESSIONAL BANCORP, INC.

                     COMMON STOCK, $.008 PAR VALUE PER SHARE

                         668,096 Shares of Common Stock

    This Prospectus (the "Prospectus") covers the resale by officers or directors (the "Selling Stockholders") of Professional Bancorp, Inc. (the "Company"), of shares of the Company's common stock, $.008 par value per share (the "Common Stock"), acquired pursuant to those certain stock option agreements executed by and between the Company and the Selling Stockholders (the "Stock Option Agreements") in connection with the Company's 1983 Amended and Restated Stock Option Plan, 1990 Amended and Restated Stock Option Plan and 1992 Stock Option Plan.

    The Selling Stockholders may offer shares of Common Stock from time to time to purchasers directly or through underwriters, dealers or agents. Such shares of Common Stock may be sold at market prices prevailing at the time of sale or at negotiated prices.

    The Common Stock is traded on the American Stock Exchange ("AMEX") under the symbol "MDB." The last sale price for the Common Stock as reported on the AMEX on October 11, 1995 was $__________ per share. The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders. The address of the principal executive offices of the Company is 606 Broadway, Santa Monica, California 90401 and its telephone number is (310) 458-1521.

    See "Risk Factors" at page 5 for a discussion of certain factors that should be considered by each purchaser.

                         ------------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------

    No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized by the Company or any Selling Shareholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security in any jurisdiction in which, or to any person to whom, such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any distribution of the securities made under this Prospectus shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

-------------------------------------------------------------------------------

                 The date of this Prospectus is October 12, 1995

                              AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information concerning the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 5th Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained upon written request addressed to the Commission, Public Reference Section, 450 5th Street, N.W. Washington, DC 20549, at prescribed rates. The Company's securities are listed on the AMEX and such reports and other information concerning the Company also can be inspected at the offices of the AMEX at 86 Trinity Place, New York, New York 10006-1881.

    The Company has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or the document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Items and information omitted from this Prospectus but contained in the Registration Statement may be inspected and copied at the Public Reference Facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.


                     INCORPORATION OF DOCUMENTS BY REFERENCE

    The following documents of the Company which have been filed with the Commission pursuant to applicable statutes are incorporated herein by reference:

    (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

    (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

    (3) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

    (4) The description of the Company's Common Stock which is contained in its Registration Statement on Form 8-A (File No. 00011223), dated May 2, 1983, filed under the Securities Exchange Act of 1934 (the "Exchange Act"), and any amendment or report filed for the purpose of updating such information.

    All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment to the Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to the Company's Executive Offices at 606 Broadway, Santa Monica, California 90401, (310) 458-1521.

    Until (date 40 days after effective date) all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                         ------------------------------


                                  RISK FACTORS

    Prospective investors should carefully consider the following risk factors as well as the other information contained or incorporated by reference in this Prospectus before purchasing shares offered hereby.

    Adverse Economic and Other Conditions. Commencing in 1990 and continuing to date, the California economy has been impacted by the economic recession which has affected many regions of the United States during this period and more recently, in southern California, by certain acts of nature. A continuation or worsening of current economic conditions, could have an adverse effect on the Company's business, including the demand for new loans, refinancing activity, the ability of borrowers to repay outstanding loans and the value of the collateral securing such loans. As a result, in part, of the ongoing recession, the Company's nonperforming assets were $2,769,000 or 0.88% of total assets at December 31, 1994, $2,504,000 or 0.97% of total assets at December 31, 1993, and $1,623,000 or 0.72% of total assets at December 31, 1992. The profitability of the Company may be impaired by adverse changes in local and regional economic conditions which affect the areas in which the Company does business or by acts of nature (including earthquakes, which may cause uninsured damage and other loss of value to real estate that secures the Company's loans) in those areas. Such events could also have a significant adverse impact on the value of such collateral or the Company's earnings.

    Interest Rate Risks. The Company, as an institution with long-term assets (both loans and investments), may experience a decrease in profitability and the value of such assets if the general level of interest rates rises. Rates paid on certain deposits may rise more quickly in a rapidly rising interest rate environment than do rates on investment securities, in which case the Company would be exposed to the risk that its cost of funds may rise more quickly than its interest income. Additionally, management expects that the Company's net interest margin would tend to decline if interest rates decline rapidly. Changes in the general level of interest rates affect the Company's various investment securities in differing ways. In a declining interest rate environment, the rate at which the underlying mortgages of mortgage-backed securities are prepaid tends to increase as borrowers refinance their loans.
If a higher than anticipated level of prepayments were to continue for an extended period of time, there could be an adverse effect on the level of the Company's outstanding held-to-maturity portfolio. Securities held in the Company's trading account are reported at fair value with unrealized gains and losses included in earnings, such that in a rising interest rate environment, unrealized losses may affect negatively the Company's results of operations from quarter to quarter. Securities held in the Company's available-for-sale portfolio are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity (net of tax effects). In a rising interest rate environment, unrealized losses may negatively affect the Company's shareholders' equity from quarter to quarter. If the interest rates rise, the Company may incur unrealized losses in its trading account and results of operations and/or unrealized losses in its available-for-sale portfolio which would negatively impact shareholders' equity.

    Derivative Financial Instruments. To a limited extent, the Company's subsidiary national bank, First Professional Bank, N.A. (the "Bank") uses derivative financial instruments to manage certain interest rate price risks. The Company is exposed to potential credit losses in the event of non-performance by the counterparties to its interest rate floor agreements, interest rate swap agreements and nonderivative financial assets. Although the Company does not obtain collateral or other security to support financial instruments subject to counterparty credit risk, it monitors the credit standing of such counterparties.

    Key Personnel. Continued profitability of the Company and the Bank is dependent on a limited number of key persons, including Joel W. Kovner, Dr. P.H., MPH, the Chairman of the Board, President and Chief Executive Officer of the Company. The Bank has key person life insurance on Dr. Kovner in the approximate amount of $5,250,000, but, as Dr. Kovner has been an active Chairman and Chief Executive Officer of the Company since its inception, is the Bank's investment officer and maintains relationships with many of the Company's clients, there would likely be a difficult transition period in case the services of Dr. Kovner were lost to the Company because of death or other reasons. Given the growth plans of the Company, it may be necessary in the future for the Company to engage the services of additional skilled key employees or executive officers. There is no assurance that the Company will be able to attract additional qualified key persons as needed. A warrant for 105,000 shares of Common Stock issued in connection with a private placement of Common Stock in 1992 (the "Private Placement") to the principal of the placement agent contains certain put rights in the event of Dr. Kovner's death prior to December 31, 2002, at which date the put rights expire. The warrant requires the Company to purchase, at the holder's election, some or all of the warrants (at the then market price less the exercise price) or shares acquired upon exercise of the warrant (at the then market price), provided that the aggregate purchase price payable by the Company may not exceed $1,000,000. The warrant further provides that such purchase price is payable solely from the proceeds of the key person life insurance policy noted above.

    Possible Adverse Effects of Health Care Reform. While the Bank directs its services toward professionals in general, it places a heavy marketing emphasis on medical practitioners; therefore, a substantial portion of the Bank's clients derive income from providing health care products and services. There can be no assurance that the health care industry in general, and clients of the Bank in particular, will not be adversely affected by any comprehensive federal legislation designed to reform the nation's health care industry. Management is unable to predict the terms, timing and impact of any reform legislation, should such legislation be adopted.

    Government Regulation; Dividend Restrictions. The Company and the Bank are subject to extensive federal and state governmental supervision, regulation and control, and future legislation and government policy could adversely affect the financial industry. The full impact of such legislation and regulation cannot be predicted, and future changes may alter the structure and competitive relationship among financial institutions. In addition, federal regulatory authorities have the power in certain circumstances to prohibit dividends and other payments from the Bank to the Company, although this has not happened to date. As the result of a May 12, 1994 public offering, the Company has $5.75 million 8.5% Convertible Subordinated Reset Notes outstanding. As a practical matter, the Company has no source of income for debt payment on the Convertible Subordinated Reset Notes outstanding other than dividends from the Bank and it is the intent of the Bank to make such dividend payments to the extent possible under applicable laws and regulations. Through the first 2 quarters of 1995 the Bank paid $400,000 in dividends, representing about 27% of the earnings of the Bank during such period. During 1994, the Bank paid no dividends to the Company. However, in 1993 dividends to the Company totaled approximately $790,000, or 46% of the earnings of the Bank. Under federal law and regulations promulgated by the Office of the Comptroller of the Currency (the "OCC"), the ability of national banking associations, like the Bank, to pay dividends is limited. Capital distributions from the Bank would be prohibited, with limited exceptions, if the Bank were categorized as "undercapitalized" under applicable federal regulations, and payments of interest and principal on subordinated debt of the Bank could be restricted or prohibited, with some exceptions, if the Bank were categorized as "critically undercapitalized" under applicable federal regulations. Further, the applicable federal regulator has the authority to prohibit the payment of dividends by the Bank if it finds that such payment would constitute an unsafe or unsound practice. The Company has never paid cash dividends on its Common Stock and does not anticipate paying cash dividends on such stock in the foreseeable future.

    Capital Standards. The federal banking agencies have risk-based capital adequacy guidelines intended to provide a measure of capital adequacy that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transaction, such as letters of credit and recourse arrangements, which are recorded as off-balance sheet items. In determining the capital level the Bank is required to maintain, the OCC does not, in all respects, follow generally accepted accounting principles ("GAAP") and has special rules which have the effect of reducing the amount of capital it will recognize for purposes of determining the capital adequacy of the Bank. Future changes in OCC regulations or practices could increase the capital level the Bank is required to maintain or further reduce the amount of capital recognized for purposes of capital adequacy. Such change could affect the ability of the Company to grow and could restrict the amount of profits, if any, available for the payment of dividends.

    Competition. The Company faces strong competition both in attracting deposits and in making loans. The Company's competition in making loans comes principally from commercial banks, savings and loan associations, mortgage companies, and to a lesser degree, thrift and loan companies, credit unions and insurance companies. Many of the nation's largest commercial banks and savings and loan associations have a significant number of branch offices in the areas in which the Company conducts operations. By virtue of their larger capital base, many of the commercial banks and savings and loan associations with which the Company competes have significantly greater lending limits than the Bank and perform other services for their customers which the Bank can offer only through correspondents or other vendors, if at all. Deregulation of the banking industry and increased competition from nonbank entities for the cash balances of individuals and businesses have had and will continue to have a significant impact on the competitive position of the Bank. Competition for
loans tends to increase during periods of low interest rates.   Among the
advantages of the larger of these institutions are their ability to make larger loans, finance extensive advertising campaigns, access international money markets and generally allocate their investment assets to regions of highest yield and demand. Management believes that its most direct competition for deposits comes for commercial banks, stock brokerage firms, savings and loan associations, thrift and loan companies and credit unions. Additional significant competition for deposits may be expected to arise from corporate and governmental debt securities, as well as money market mutual funds.

    Effect of Applicable State Laws -- Antitakeover Provisions. The Company is incorporated under the laws of Pennsylvania. Under one provision of Pennsylvania law applicable to the Company, subject to certain exceptions, a "business combination" with a shareholder or group of shareholders beneficially owning more than 20% of the voting power of a public corporation (an "Interested Shareholder") is prohibited for a 5-year period following the date on which the holder became an Interested Shareholder. This provision may discourage open market purchases of a corporation's stock or a non-negotiated tender or exchange offer for such stock and, accordingly, may be considered disadvantageous by a shareholder who would desire to participate in any such transaction. Pennsylvania law contains other antitakeover provisions such as
(1) the "control transaction" provision which permits shareholders in certain change of control transactions to demand from a new 20% shareholder payment of the fair market value of the demanding shareholders' shares, (2) the "control shares" provision which limits the voting power of certain shareholders, and
(3) the "disgorgement" provision which permits a corporation to recover profits resulting from the sale of shares by a shareholder in certain circumstances.

    Limited Trading Market for Common Stock. While the Common Stock has been publicly traded since 1983, trading activity has been limited. Even moderate numbers of shares sold in the public market have caused price fluctuations.


                                 USE OF PROCEEDS

    The Selling Stockholders will receive all of the net proceeds from the sale of the shares of Common Stock owned by the Selling Stockholders and offered hereby. The Company will receive none of the proceeds of the sale of such shares of Common Stock.


                            SELLING SECURITY HOLDERS

    The Common Stock covered by this Prospectus is being offered by the Selling Stockholders identified in the table below. The shares of Common Stock have been acquired by the Selling Stockholders pursuant to the Stock Option Agreements. The following sets forth certain information as of August 31, 1995 with respect to the Selling Stockholders and the shares of Common Stock offered hereby:


                                                                                  Maximum         Maximum
                                                    Shares of        No. of      Amount of      % of Shares
                                                  Common Stock       Shares     Shares to be    to be Held
                                                    Presently      Underlying    Held After        After
    Security Holder              Position             Held        Options Held  Offering <F1>     Offering
-----------------------  ------------------------ -------------  -------------  -------------  -------------

Richard A. Berger        Director of the Company        15,225         14,308         15,225              1%
                           and the Bank

James B. Jacobson        Director of the Company        12,826          3,605         12,826              1%
                           and the Bank

Ronald L. Katz M.D.      Director of the Company        10,823          8,768         10,823              1%
                           and the Bank

Joel W. Kovner, Dr.P.H.  Chairman of the Board of       40,160        404,774         40,160              3%
                           Directors of the Company
                           and the Bank, President
                           of the Company, and
                           Chief Executive Officer
                           of the Company and the
                           Bank

Melinda McIntyre-Kolpin  Director of the Company         1,312         81,574          1,312            <F2>
                           and the Bank,
                           President of the Bank

Ray Oyakawa              Director of the Company        10,000          7,295         10,000              2%
                           and the Bank
Lynn Poulson, J.D.       Director of the Company         9,711         20,712          9,711              1%
                           and the Bank, Secretary
                           of the Company and the
                           Bank

Daniel S. Rader          Chief Financial Officer         1,472         34,602          1,472            <F2>
                           and Treasurer of the
                           Company, Senior Vice
                           President and Controller
                           of the Bank

David G. Rodeffer, MPH   Director of the Company        21,769         26,250         21,769              2%
                           and the Bank, Executive
                           Vice President and
                           Chief Operating Officer
                           of the Bank
---------------

<F1>     Assumes sale of all option shares in offering.
<F2>     Represents less than 1% of the Company's Common Stock.

                              PLAN OF DISTRIBUTION

    The Selling Stockholders have not advised the Company of any specific plans for the distribution of the shares of Common Stock covered by this Prospectus, but it is anticipated that the Selling Stockholders may sell all or a portion of the shares of Common Stock from time to time to purchasers directly or through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of the shares of Common Stock for whom they may act as agent. The Selling Stockholders will be responsible for payment of any and all commissions to brokers, which will be negotiated on an individual basis. The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of the shares of Common Stock might be deemed to be underwriters, and any profit on the sale of such shares of Common Stock by them and any discounts, commissions or concessions received by any such underwriters, dealers, or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular offer of any of the shares of Common Stock is made, to the extent required, a supplement to this Prospectus will be distributed which will set forth the aggregate principal amount of stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions or other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to dealers.

    The shares of Common Stock may be sold in the AMEX or in privately negotiated transactions. Sales of such shares in the over-the-counter market may be by means of one or more of the following: (a) a block trade in which a broker or dealer will attempt to sell his shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a dealer as principal and resale by such dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. The Selling Stockholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Rule 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholders. There is no assurance that the Selling Stockholders will sell any or all the Common Stock described here and they may transfer, devise or gift such shares by other means not described herein.


                                  LEGAL MATTERS

    The validity of the shares offered hereby will be passed on for the Company by Horgan, Rosen, Beckham & Coren, Warner Center, California.


                                     EXPERTS

    The financial statements and schedules incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, have been audited by KPMG Peat Marwick LLP, independent public accountants, as stated in their reports, which have been incorporated herein by reference, and have been so incorporated in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents of the Company which have been filed with the Commission pursuant to applicable statutes are incorporated herein by reference:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

         (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

         (3) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

         (4) The description of the Company's Common Stock which is contained in its registration statement on Form 8-A (File No. 00011223), dated May 2, 1983, filed under the Exchange Act, and any amendment or report filed for the purpose of updating such information.

         All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all such securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.  Description of Securities.

         Not Applicable.


Item 5.  Interests of Named Experts and Counsel.

         Not Applicable.


Item 6.  Indemnification of Directors and Officers.

         The Company is a Pennsylvania corporation. Section 1741 et seq. of the Pennsylvania Business Corporation Law authorizes the Company, unless otherwise restricted by its bylaws, to indemnify any person representing the Company for expenses, judgments, fines and amounts paid in settlement in connection with third party and derivative and corporate actions, whether civil, criminal or administrative, if such persons acted in good faith and in a manner that such person believed to be in, or not opposed to, the best interests of the Company. Such indemnification shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled. Additionally, Section 1747 of the Pennsylvania Business Corporation Law permits the Company to purchase and maintain insurance on behalf of its representatives.

         The directors and officers of the Company (referred to as the "Corporation" in the language from the Company's Bylaws quoted below), may be indemnified by the Company pursuant to the provisions of Section 3.15 of the Company's bylaws. Section 3.15 provides as follows:

    Section 3.15. Indemnification of Agents of the Corporation; Purchase of Liability Insurance.

         (a) For the purposes of this Section, "agent" means any person who is or was a director, officer, employee or other agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation; "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and "expense" includes, without limitation, attorneys' fees and any expenses of establishing a right to indemnification under subdivision
    (d) or subdivision (e)(3) of this Section.

         (b) The Corporation shall indemnify any director or officer, and may indemnify any other agent, who was or is a party, or threatened to be made a party, to any proceeding (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was an agent of the Corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the Corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the Corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

         (c) The Corporation shall indemnify any director or officer, and may indemnify any other agent, who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Corporation to procure a judgement in its favor by reason of the fact that the person is or was an agent of the Corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, and in a manner the person believed to be in the best interests of the Corporation and its shareholders. No indemnification shall be made under this subdivision (c):

             (1) In respect to any claim, issue or matter as to which the person shall have been adjudged to be liable to the Corporation in the performance of that person's duty to the Corporation, unless and only to the extent that the court in which the proceeding is or was pending, shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses which such court shall determine;

             (2) Of amounts paid in settling or otherwise disposing of (i) a threatened action without Board approval or (ii) a pending action without court approval;

             (3) Of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval; or

             (4) Of amounts incurred in defending a threatened action which is settled or otherwise disposed of without Board approval.

         (d) To the extent that an agent of the Corporation has been successful on the merits in defense of any proceedings referred to in subdivision (b) or (c) or in defense of any claim, issue or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

         (e) Except as provided in subdivision (d), any indemnification under this Section shall be made by the Corporation only if authorized in the specific case, upon a determination that indemnification of that agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth in subdivision (b) or
    (c), by:

             (1) A majority vote of a quorum consisting of directors who are not parties to such proceeding;

             (2) Approval or ratification by the affirmative vote of a majority of the shares of the Corporation represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum). For such purpose, the shares owned by the person to be indemnified shall not be considered outstanding or entitled to vote thereon; or

             (3) The court in which the proceeding is or was pending, upon application made by the Corporation or the agent or the attorney or other person rendering services in connection with the defense, whether or not such application by the agent, attorney or other person is opposed by the Corporation.

         (f) Expenses incurred in defending any proceeding may be advanced by the Corporation prior to the final disposition of the proceeding upon receipt of any undertaking by or on behalf of the agent to repay that amount unless it shall be determined ultimately that the agent is entitled to be indemnified as authorized in this Section.

         (g) Nothing contained in this Section shall affect any right to indemnification to which persons (other than directors and officers of the Corporation or any subsidiary hereof) may be entitled by contract or otherwise.

         (h) No indemnification or advance shall be made under this Section, except as provided in subdivision (d) or subdivision (e) (3), in any circumstance where it appears:

             (1) That it would be inconsistent with a provision of the Articles, these Bylaws, a resolution of the shareholders or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

             (2) That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

         (i) Upon and in the event of a determination by the Board to purchase such insurance, the Corporation may purchase and maintain insurance on behalf of any agent of the Corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent's status as such whether or not the Corporation would have the power to indemnify the agent against such liability under the provisions of this Section.

         In addition, each of the directors and officers of the Company have entered into indemnity agreements with the Company in conformity with the Bylaw provisions noted above.


Item 7.  Exemption from Registration Claimed.

         Not Applicable.


Item 8.  Exhibits.

         The exhibits are as follows:

Exhibit No.      Description
-----------      --------------------------------------------------------------
      4.1        Professional Bancorp, Inc. 1983 Amended and Restated Stock
                 Option Plan (filed as Exhibit 10(b) to the Company's
                 Registration Statement on Form S-1, File No. 2-76371 filed
                 March 8, 1982, and incorporated herein by reference).

      4.2 Professional Bancorp, Inc. 1990 Amended and Restated Stock Option Plan (filed as Exhibit 28.A in the Company's 1990 10-K Report on Form 8, Amendment No. 1 dated April 29, 1991 and incorporated herein by reference).

      4.3        Professional Bancorp, Inc. 1992 Stock Option Plan (filed as
                 Exhibit 10.1 to Form 8-K dated December 18, 1990 and incorporated herein by reference).

      5.1 Legal Opinion of Horgan, Rosen, Beckham & Coren with respect to the validity of the shares of Common Stock registered hereby.

     23.1        Consent of Horgan, Rose, Beckham & Coren (included in
                 Exhibit 5.1).

     23.2        Consent of KPMG Peat Marwick LLP.

     23.3        Consent of Deloitte & Touche LLP.


Item 9.  Undertakings.

(A)      The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

                         (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effect amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                 Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                 (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of the Certificate of Incorporation of the registrant or the laws of the state of Pennsylvania or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California on October 12, 1995.

                                  PROFESSIONAL BANCORP, INC.

                                  BY:     /s/ Joel W. Kovner
                                          -------------------------------------
                                          Joel W. Kovner, Dr. P.H.
                                          Chairman of the Board, President and
                                          Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                       Title                          Date
------------------------------  -----------------------------  ----------------

/s/ Joel W. Kovner              Chairman of the Board,         October 12, 1995
------------------------------  President and Chief
Joel W. Kovner, Dr. P.H.        Executive Officer (Principal
                                Executive Officer)

/s/ Melinda McIntyre-Kolpin     Director                       October 12, 1995
------------------------------
Melinda McIntyre-Kolpin

/s/ David G. Rodeffer           Director                       October 12, 1995
------------------------------
David G. Rodeffer, M.P.H.

/s/ Richard A. Berger           Director                       October 12, 1995
------------------------------
Richard A. Berger

/s/ James B. Jacobson           Director                       October 12, 1995
------------------------------
James B. Jacobson

/s/ Ronald L. Katz              Director                       October 12, 1995
------------------------------
Ronald L. Katz, M.D.

Signature                       Title                          Date
------------------------------  -----------------------------  ----------------

/s/ Ray T. Oyakawa              Director                       October 12, 1995
------------------------------
Ray T. Oyakawa, M.D.

/s/ Lynn O. Poulson             Director                       October 12, 1995
------------------------------
Lynn O. Poulson

/s/ Daniel S. Rader             Chief Financial Officer        October 12, 1995
------------------------------  (Principal Financial and
Daniel S. Rader                 Accounting Officer)